As filed with the U.S. Securities and Exchange Commission on October 3, 2025.

Registration No. 333-290068

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________________________

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

LORENZO DEVELOPMENTS INC.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

_____________________________________

Canada	1531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3459 Sheppard
Avenue East, Unit 218, Toronto, Ontario
M1T3K4, Canada
416-865-7771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_____________________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Anthony N. DeMint, Esq. DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, NV 89169 Tel: (702) 714-0889

_____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

LORENZO DEVELOPMENTS INC. (the “Company”) is filing this amendment to the registration statement on Form F-1 (Registration No. 333-290068), initially filed on September 5, 2025 (the “Registration Statement”), as an exhibit-only filing solely to file an updated Exhibit 10.1 and an updated Exhibit 23.1, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein. This amendment does not modify any provision of the prospectus constituting Part I of the Registration Statement, and accordingly, such preliminary prospectus has been omitted.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Ontario law does not limit the extent to which a company’s articles of incorporation may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Ontario courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The Company’s bylaws provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of our Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in Ontario or elsewhere.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering.

Purchaser	Date of Issuance	Number of Common Shares	Consideration
Sky Pivot Corp.	April 15, 2025	9,900,000.00	CAD	100.00
YUYUKPING LIMITED	April 15, 2025	3,636,000.00	CAD	367,272.36
DUO DUO KAI Holding Limited	April 15, 2025	891,000.00	CAD	89,999.91
WLWY Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
FTCNOOB Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
LJ Progressive Holdings Limited	April 15, 2025	891,000.00	CAD	89,999.91
Qian Mu Limited	April 15, 2025	540,000.00	CAD	54,545.40
Little woods Capital Limited	April 15, 2025	360,000.00	CAD	36,363.60
Purchaser	Date of Issuance	Number of Preferred Shares	Consideration
Xianping wen	February 1, 2023	200,000	CAD	200,000
Xiaoyin Li	February 1, 2023	200,000	CAD	200,000
Shuang He	January 1, 2023	300,000	CAD	300,000
8899584 Canada Corp.	November 5, 2022	500,000	CAD	500,000

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as a part of this registration statement.

(b)    Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited financial statements or notes thereto.

Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the SEC are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(4)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(6)    That, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation
4.1**	Specimen Certificate for Common Shares
5.1**	Opinion of THC Lawyers regarding the validity of the Common Shares being registered
10.1*	Form of Employment Agreement by and between executive officers and the Registrant
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Form of Director Offer Letter between the Registrant and its directors
10.4**	Form of Real Estate Development Management Agreement
10.5**	Form of Real Estate Consulting Agreement
23.1*	Consent of ZH CPA, LLC, an independent registered public accounting firm
23.2**	Consent of THC Lawyers (included in Exhibit 5.1)
23.3**	Consent of Frost & Sullivan
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Executive Compensation Recovery Policy
99.3**	Audit Committee Charter
99.4**	Compensation Committee Charter
99.5**	Nominating and Corporate Governance Committee Charter
99.6**	Consent of Lee Yeung
99.7**	Consent of Ho Tung Au Yeung
99.8**	Consent of Han Peng Dong
107**	Filing Fee Table

____________

*        Filed herewith.

**      Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ontario, Canada on October 3, 2025.

LORENZO DEVELOPMENTS INC.
By:	/s/ Tianshu Wang
Tianshu Wang
Chief Executive Officer, President, and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tianshu Wang	Chief Executive Officer, President, and Director	October 3, 2025
Name: Tianshu Wang	(Principal Executive Officer)
/s/ *	Chief Financial Officer, Vice President, and Director	October 3, 2025
Name: Xiaoyin Li	(Principal Accounting and Financial Officer)
/s/ *	Vice President	October 3, 2025
Name: Chaoyu Wang
By:	/s/ Tianshu Wang
Tianshu Wang Attorney-in-fact*

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of LORENZO DEVELOPMENTS INC., has signed this registration statement in New York, NY on October 3, 2025.

Authorized U.S. Representative
Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.